Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors contact:	Media contact:
Linda Snyder	Robert Schettino
408/220-8405	408/220-8179
Linda_snyder@hyperion.com	Robert_schettino@hyperion.com

HYPERION ANNOUNCES COMPLETION
OF CONVERTIBLE SUBORDINATED NOTES REDEMPTION

SUNNYVALE, Calif., December 1, 2003 – Hyperion (Nasdaq: HYSL), the global leader in Business Performance Management software, today announced that on November 26, 2003, it completed the previously announced redemption of its 4 1/2% Convertible Subordinated Notes due March 2005.

The redemption price is equal to 101.286% of the outstanding amount of the notes, plus accrued and unpaid interest to the redemption date. In connection with the redemption of the notes, Hyperion estimates that it will record a one-time charge of approximately $935,000 on a pre-tax basis during the December 2003 quarter.

About Hyperion

Hyperion is the global leader in Business Performance Management software. More than 9,000 customers rely on Hyperion software to translate strategies into plans, monitor execution and provide insight to improve financial and operational performance. Hyperion combines the most complete set of interoperable applications with the leading Business Intelligence platform to support and create Business Performance Management solutions. A network of more than 600 partners provides the company’s innovative and specialized solutions and services.

Headquartered in Sunnyvale, California, Hyperion employs nearly 2,600 people in 20 countries and is represented in 25 additional countries through distributor relationships. Hyperion, together with recently acquired Brio Software Inc., generated combined annual revenues of $612 million for the 12 months ending June 30, 2003. Hyperion is traded under the Nasdaq symbol HYSL. For more information, please visit www.hyperion.com, www.hyperion.com/contactus or call 800 286 8000 (U.S. only).

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning Hyperion’s acquisition of Brio Software, Hyperion’s expected performance (including without limitation as described in the quotations from management in this press release), as well as Hyperion’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the reaction of customers of Hyperion and Brio Software to the transaction; Hyperion’s ability to successfully integrate Brio Software’s operations and employees; the introduction of new products by competitors or the entry of new competitors into the markets for Hyperion’s products; and economic and

Hyperion Completes Debt Redemption	p. 2

political conditions in the U.S. and abroad. More information about potential factors that could affect Hyperion’s business and financial results is included in Hyperion’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2003, and the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. Hyperion undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release.

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Hyperion is a registered trademark of Hyperion Solutions Corporation. All other trademarks and company names mentioned are the property of their respective owners.